Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-13270, 333-113552, 333-132221 and 333-149553) of Magic Software Enterprises Ltd. (the “Company”), of our reports dated April 24, 2013 with respect to the consolidated financial statements of the Company and its subsidiaries and the effectiveness of the internal control over financial reporting of the Company and its subsidiaries included in this Annual Report on Form 20-F for the year ended December 31, 2012.

/s/Kost Forer Gabbay & Kasierer

KOST FORER GABBAY & KASIERER

A Member of Ernst & Young Global

Tel Aviv, Israel

April 24, 2013